Calvin A. Wallen, III
9870 Plano Rd
Dallas, TX  75238

December 10, 2015

Anchorage Illiquid Opportunities III, L.P.,
AIO III AIV 3, L.L.C.
Anchorage Illiquid Opportunities III (B), L.P.
Corbin Opportunity Fund, L.P.
O-Cap Partners, L.P.
O-Cap Offshore Master Fund, L.P. (collectively, the "Warrant Holders")
c/o Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attn:  Michael Torkin and David Zylberberg

Re: Side Letter Agreement Regarding Matters Addressed in the Plan Support Agreement and
Termination of Voting Agreement and Investment Agreement

Ladies and Gentlemen:

Reference is made to that certain Plan Support Agreement dated as of December 10, 2015 (as amended, restated, supplemented or otherwise modified from time to time the "Plan Support Agreement") by and among Cubic Energy, Inc., a Texas Corporation, Cubic Asset, LLC, a Delaware limited liability company, Cubic Asset Holding, LLC, a Delaware limited liability company, Cubic Louisiana, LLC, a Delaware limited liability company, Cubic Louisiana Holding, LLC, a Delaware limited liability company, each of the Prepetition Secured Noteholders, BP Products North America, Inc., a Maryland corporation, BP Energy Company, a Delaware corporation, Wells Fargo Energy Capital, Inc., a Texas Corporation, and Fossil Operating Inc.  Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Plan Support Agreement.

In order to induce the Prepetition Noteholders to enter into the Plan Support Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Calvin A. Wallen, III (“CAW”) hereby agrees with the Warrant Holders that for so long as the Plan Support Agreement has not been terminated in accordance with its terms, CAW shall not Transfer any Prepetition Equity Interests other than in accordance with the NOL Order (a) prior to entry of the NOL Order by the Bankruptcy Court, in the form attached to the Plan Support Agreement and (b) following the entry of the NOL Order by the Bankruptcy Court, in the form entered by the Bankruptcy Court.

In order to induce the Prepetition Noteholders to enter into the Plan Support Agreement, and in order to induce CAW to execute this side letter, the Warrant Holders and CAW agree that, automatically upon the commencement of the Prepackaged Cases, the Voting Agreement dated as of October 2, 2013 among the Warrant Holders and CAW shall terminate pursuant to Section 3.01(a) thereof.

This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and may not be amended without the written consent of each party hereto.  Each Prepetition Noteholder shall be an express third-party beneficiary of this letter agreement with rights to enforce this agreement.  This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction.

[Signature pages follow.]

Very truly yours,

CALVIN A. WALLEN, III

/s/ Calvin A. Wallen III

Agreed and Acknowledged,

ANCHORAGE ILLIQUID OPPORTUNITIES III, L.P.

By:  /s/ Daniel Allen
Name:  Daniel Allen
Title:    President

AIO III AIV 3, L.L.C.

By:  /s/ Daniel Allen
Name:  Daniel Allen
Title:    President

ANCHORAGE ILLIQUID OPPORTUNITIES III (B), L.P.

By:  /s/ Daniel Allen
Name:  Daniel Allen
Title:    President

CORBIN OPPORTUNITY FUND, L.P.

By:  /s/ Daniel Friedman
Name:  Daniel Friedman
Title:    General Counsel

Signature Page – Plan Support Agreement Side Letter

O-CAP PARTNERS, L.P.

By:  /s/ Michael Olshan
Name:  Michael Olshan
Title:    Managing Member

O-CAP OFFSHORE MASTER FUND, L.P.

By:  /s/ Michael Olshan
Name:  Michael Olshan
Title:    Managing Member

Signature Page – Plan Support Agreement Side Letter